NEWS RELEASE

Contacts:    Quintana Energy Services
Keefer M. Lehner, EVP & CFO
832-518-4094
IR@qesinc.com

FOR IMMEDIATE RELEASE
Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
QES@dennardlascar.com

QUINTANA ENERGY SERVICES REPORTS THIRD QUARTER 2018 RESULTS
HOUSTON, TX – November 6, 2018 – Quintana Energy Services Inc. (NYSE: QES) (“QES” or the “Company”) today reported financial and operating results for the third quarter ended September 30, 2018.
Third Quarter 2018 Financial Highlights
Third quarter 2018 revenue of $150.9 million, compared to $152.5 million from the second quarter of 2018. Third quarter 2018 net loss was $2.4 million and Adjusted EBITDA was $12.9 million, compared to a net income of $2.1 million and Adjusted EBITDA of $17.9 million for the second quarter of 2018. In the third quarter of 2017, revenue was $113.3 million, net loss was $8.4 million and Adjusted EBITDA was $6.8 million. See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA and its reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
Rogers Herndon, QES’ President and Chief Executive Officer, stated, “Our third quarter was negatively impacted by pricing pressure and activity headwinds on the completions side of our business, primarily in Pressure Pumping and Wireline. However, in Directional Drilling we continued to capture market share, increase margins and saw sequential increases in both utilization and pricing."
"As we start the fourth quarter we are seeing notable improvements in our Pressure Pumping activity levels versus the third quarter. Directional Drilling continues to realize market share gains and is focused on increasing margins. In Pressure Control, we will begin to realize the benefit from the activity of our two additional large diameter coil tubing units delivered in early November. We are making the needed adjustments to our Wireline offering this quarter and will begin to realize the improvements by the end of the year."
“Despite a challenging third quarter, we were able to reduce our net debt to approximately $12.0 million. We expect improved results in the fourth quarter and believe we are well positioned to resume our growth trajectory as we enter 2019," concluded Herndon.
Business Segment Results
Directional Drilling
The Directional Drilling segment provides the highly-technical and essential services of guiding horizontal and directional drilling operations for exploration and production (“E&P”) companies. Revenue was $50.9 million in the third quarter of 2018, up approximately 16.7% compared to revenue of $43.6 million in the second quarter of 2018 and up 31.5% from the third quarter of

2017. Third quarter 2018 Adjusted EBITDA was $6.5 million, compared to Adjusted EBITDA of $5.2 million for the second quarter of 2018. The sequential increases in revenue and Adjusted EBITDA were primarily due to increased utilization and pricing. In the third quarter of 2017, revenue was $38.7 million and Adjusted EBITDA was $3.4 million.
Pressure Pumping
The Pressure Pumping segment primarily provides hydraulic fracturing services to E&P companies in the Mid-Con. Revenue for the segment fell 11.8% to $50.0 million in the third quarter of 2018, down from $56.7 million in the second quarter of 2018. The sequential decrease in revenue was primarily driven by white space on the hydraulic fracturing schedule and market driven pricing pressure during the third quarter of 2018 compared to the prior quarter. Third quarter 2018 Adjusted EBITDA was $5.8 million, compared to Adjusted EBITDA of $8.9 million for the second quarter of 2018. The sequential decrease in Adjusted EBITDA was primarily due to an 11.8% decrease in revenues and increased costs associated with an underutilized fourth spread in the third quarter of 2018. In the third quarter of 2017, revenue was $39.4 million and Adjusted EBITDA was $5.8 million.
Pressure Control
The Pressure Control segment consists of coiled tubing, rig-assisted snubbing, nitrogen, and well control services. Revenue for the segment fell approximately 2.8% to $31.1 million in the third quarter of 2018, down from $32.0 million in the second quarter of 2018. Third quarter 2018 Adjusted EBITDA was $4.4 million, compared to Adjusted EBITDA of $5.6 million for the second quarter of 2018. The sequential decreases in revenue and Adjusted EBITDA were primarily due to a reduction in well control activity and scheduling disruptions driven by prevailing market conditions. In the third quarter of 2017, revenue was $22.5 million and Adjusted EBITDA was $0.8 million.
Wireline
The Wireline segment primarily provides cased-hole wireline services to E&P companies. Revenue for the segment decreased to $18.9 million in the third quarter of 2018 from $20.3 million in the second quarter of 2018. Third quarter 2018 Adjusted EBITDA was $(0.7) million, compared to Adjusted EBITDA of $0.8 million for the second quarter of 2018. The sequential decreases in revenue and Adjusted EBITDA were primarily due to low utilization and pricing pressure driven by prevailing market conditions during the quarter. In the third quarter of 2017, revenue was $12.6 million and Adjusted EBITDA was a loss of $1.2 million.
Other Financial Information
General and administrative ("G&A") expense for the third quarter of 2018 was consistent with the prior quarter's G&A expense of $22.5 million, and increased by $3.9 million, compared to $18.6 million for the third quarter of 2017. The increase in G&A expenses over 2017 was primarily driven by stock based compensation expense of $2.6 million, increased headcount, additional administrative expenses related to being a publicly traded company and related expenses.
Capital expenditures totaled $11.9 million during the third quarter of 2018, compared to capital expenditures of $28.8 million in the second quarter of 2018, and $4.8 million in the third quarter of 2017. The sequential decrease in capital expenditures compared to the second quarter was driven by the deployment of the fourth hydraulic fracturing fleet and related capital spending in the second quarter that did not reoccur in the current quarter.
Third quarter interest expense was $0.6 million, up from $0.4 million in the second quarter and down from $2.9 million in the third quarter of 2017. The third quarter interest expense was consistent with the second quarter and the interest expense decrease over prior year period was primarily due to a lower debt outstanding balance during the third quarter of 2018.
With the closing of the IPO subsequent to the end of the fiscal year, the Company’s debt structure has improved meaningfully. QES ended the third quarter of 2018 with a total debt balance of $30.0 million, $22.1 million of cash on hand, and $47.7 million of net availability under its new senior secured asset-based revolving credit facility.
Share Repurchase Plan
On August 8, 2018, our Board of Directors approved a $6.0 million stock repurchase program authorizing us to repurchase common stock in the open market. The timing and amount of stock repurchases will depend on market conditions and corporate, regulatory and other relevant considerations. Repurchases may be commenced or suspended at any time without notice. The program does not obligate QES to purchase any particular number of shares of common stock during any period or at all, and the program may be modified or suspended at any time, subject to the Company's insider trading policy, at the Company’s discretion.  As of September 30, 2018, no repurchases had been made under this program.

Conference Call Information
QES has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, November 7, 2018, to review reported results. You may access the call by telephone at 1-201-389-0867 and asking for the QES 2018 Third Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://ir.quintanaenergyservices.com/ir-calendar. A replay of the call can be accessed on the Company’s website for 90 days and will be available by telephone through November 14, 2018, at (201) 612-7415, access code 13684027#.
About Quintana Energy Services
QES is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the U.S. QES’ primary services include: directional drilling, pressure pumping, pressure control and wireline services. The Company offers a complementary suite of products and services to a broad customer base that is supported by in-house manufacturing, repair and maintenance capabilities. More information is available at www.quintanaenergyservices.com.
Forward-Looking Statements and Cautionary Statements
This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements.” All statements, other than statements of historical fact, which address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “expect,” “plan,” “forecasts,” “will,” “could,” “may,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.
Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Quintana Energy Services Inc.
Condensed Consolidated Statements of Operations
(in thousands of dollars and units, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Revenues:	$150,897	$152,536	$113,274
Costs and expenses:
Direct operating costs	118,525	116,581	89,910
General and administrative	22,540	22,500	18,613
Depreciation and amortization	12,033	11,155	11,238
Gain on disposition of assets	(629)	(594)	(310)
Operating (loss) income	(1,572)	2,894	(6,177)
Non-operating (expense) income:
Interest expense	(574)	(433)	(2,901)
Other income	—	—	724
(Loss) income before income tax	(2,146)	2,461	(8,354)
Income tax expense	(207)	(326)	(84)
Net loss attributable to predecessor	—	—	(8,438)
Net (loss) income attributable to Quintana Energy Services Inc.	$(2,353)	$2,135	$—
Net (loss) income per common share:
Basic	$(0.07)	$0.06	$—
Diluted	$(0.07)	$0.06	$—
Weighted average common shares outstanding:
Basic	33,631	33,631	—
Diluted	33,631	35,227	—

Quintana Energy Services Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share and share amounts)
(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$22,070	$8,751
Accounts receivable, net of allowance of $1,214 and $776	86,738	83,325
Unbilled receivables	9,480	9,645
Inventories	26,502	22,693
Prepaid expenses and other current assets	3,991	9,520
Total current assets	148,781	133,934
Property, plant and equipment, net	151,864	128,518
Intangible assets, net	9,472	10,832
Other assets	1,612	2,375
Total assets	$311,729	$275,659
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$42,162	$36,027
Accrued liabilities	33,724	33,825
Current portion of debt and capital lease obligations	413	79,443
Total current liabilities	76,299	149,295
Deferred income taxes	134	185
Long-term debt, net of deferred financing costs of $0 and $1,709	30,000	37,199
Long-term capital lease obligations	3,560	3,829
Other long-term liabilities	136	183
Total liabilities	110,129	190,691
Commitments and contingencies
Shareholders’ and members’ equity
Members’ equity	—	212,630
Preferred shares, $0.01 par value, 10,000,000 authorized; none issued and outstanding	—	—
Common shares, $0.01 par value, 150,000,000 authorized; 33,765,486 issued; 33,630,934 outstanding	342	—
Additional paid-in-capital	346,580	—
Treasury stock, at cost, 134,552 common shares	(1,271)	—
Accumulated deficit	(144,051)	(127,662)
Total shareholders’ and members’ equity	201,600	84,968
Total liabilities, shareholders’ and members’ equity	$311,729	$275,659

Quintana Energy Services Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands of dollars)
(Unaudited)

	Nine Months Ended
	September 30, 2018	September 30, 2017
Cash flows from operating activities:
Net loss	$(16,574)	$(23,224)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	34,265	34,264
Gain on disposition of assets	(5,256)	(8,812)
Non-cash interest expense	944	4,522
Loss on debt extinguishment	8,594	—
Provision for doubtful accounts	573	(48)
Deferred income tax expense	134	59
Stock-based compensation	15,395	—
Changes in operating assets and liabilities:
Accounts receivable	(3,986)	(43,889)
Unbilled receivables	164	818
Inventories	(3,809)	(2,747)
Prepaid expenses and other current assets	2,538	1,772
Other noncurrent assets	(9)	(1,675)
Accounts payable	4,158	4,549
Accrued liabilities	(101)	16,013
Other long-term liabilities	(46)	(44)
Net cash provided by (used in) operating activities	36,984	(18,442)
Cash flows from investing activities:
Purchases of property, plant and equipment	(53,112)	(13,519)
Proceeds from sale of property, plant and equipment	6,836	33,679
Net cash (used in) provided by investing activities	(46,276)	20,160
Cash flows from financing activities:
Proceeds from revolving debt	37,000	6,485
Payments on revolving debt	(86,071)	(17,414)
Proceeds from term loans	—	5,000
Payments on term loans	(11,225)	—
Payments on capital lease obligations	(280)	(219)
Payment of deferred financing costs	(1,564)	—
Prepayment premiums on early debt extinguishment	(1,346)	—
Payments for treasury shares	(1,271)	—
Proceeds from new shares issuance, net of underwriting commission costs	90,542	—
Costs incurred for stock issuance	(3,174)	—
Net cash provided by (used in) financing activities	22,611	(6,148)
Net increase (decrease) in cash and cash equivalents	13,319	(4,430)
Cash and cash equivalents beginning of period	8,751	12,219
Cash and cash equivalents end of period	$22,070	$7,789

Supplemental cash flow information
Cash paid for interest	1,608	3,502
Income taxes paid, net of refund	90	9
Supplemental non-cash investing and financing activities
Non-cash proceeds from sale of assets held for sale	—	3,990
Fixed asset purchases in accounts payable and accrued liabilities	1,989	—
Non-cash capital lease additions	53	70
Non-cash payment for property, plant and equipment	3,279	—
Debt conversion of term loan to equity	33,631	—
Issuance of common shares for members’ equity	212,630	—

Quintana Energy Services Inc.
Additional Selected Operating Data
(Unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(Unaudited)
Other Operational Data:
Directional Drilling rig days (1) (2)	4,874	4,108	3,711
Average monthly Directional Drilling rigs on revenue (3)	77	61	61
Total hydraulic fracturing stages	908	945	636
Average hydraulic fracturing revenue per stage	$50,119	$56,000	$56,530

(1)	Rig days represent the number of days we are providing services to rigs and are earning revenues during the period, including days that standby revenues are earned.

(2)	Rigs on revenue represents the number of rigs earning revenues during a time period, including days that standby revenues are earned.

(3)	Includes unconventional stages and conventional jobs, the latter are counted as a single stage.
Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.
Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP. We define Adjusted EBITDA as net income or (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) or loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses and equipment standup expense.
We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for the periods indicated:

Quintana Energy Services Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands of dollars)
(Unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Adjustments to reconcile Adjusted EBITDA to net (loss) income:
Net (loss) income	$(2,353)	$2,135	$(8,438)
Income tax expense	207	326	84
Interest expense	574	433	2,901
Other income	—	—	(724)
Depreciation and amortization expense	12,033	11,155	11,238
Gain on disposition of assets, net	(629)	(594)	(310)
Non-cash stock based compensation	2,569	2,940	—
Rebranding expense (1)	193	53	8
Settlement expense (2)	133	166	1,142
Severance expense (3)	74	53	—
Equipment and standup expense (4)	97	1,251	871
Adjusted EBITDA	$12,898	$17,918	$6,772
(1) Relates to expenses incurred in connection with rebranding our business segments.
(2) For 2017, represents professional fees related to investment banking, accounting and legal services associated with entering into the Former Term Loan that were recorded in general and administrative expenses. For 2018, represents lease buyouts, legal fees for FLSA claims, facility closures and other non-recurring expenses that were recorded in general and administrative expenses.
(3) Relates to severance expenses in incurred in connection with a program implemented to reduce headcount. In our performance for the three months ended September 30, 2018, $0.1 million was recorded in general and administrative expenses, and the remainder was recorded in direct operating expenses. All severance expenses in the second quarter of 2018 were recorded in general and administrative expenses.
(4) Relates to equipment standup expenses incurred in connection with the mobilization and redeployment of assets. In our performance for the three months ended September 30, 2017, $0.8 million was recorded in direct operating expenses and the remainder was recorded in general and administrative expenses. In our performance for the three months ended September 30, 2018, $0.1 million was recorded in direct operating expenses and the remainder was recorded in general and administrative expenses. In our performance for the three months ended June 30, 2018, approximately $1.2 million was recorded in direct operating expenses and $0.1 million was recorded in general and administration expenses.

Quintana Energy Services Inc.
Reconciliation of Segment Adjusted EBITDA to Net Income
(In thousands of dollars)
(Unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Directional Drilling	$6,452	$5,242	$3,423
Pressure Pumping	5,795	8,884	5,791
Pressure Control	4,421	5,602	835
Wireline	(738)	788	(1,166)
Corporate and Other	(6,098)	(7,061)	(4,132)
Income tax expense	(207)	(326)	(84)
Interest expense	(574)	(433)	(2,901)
Other income	—	—	724
Depreciation and amortization	(12,033)	(11,155)	(11,238)
Gain on disposition of assets, net	629	594	310
Net (loss) income	$(2,353)	$2,135	$(8,438)
Quintana Energy Services Inc.
Segment Adjusted EBITDA Margin
(In thousands of dollars, except percentages)
(Unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Segment Adjusted EBITDA Margin(1)
Directional Drilling
Adjusted EBITDA	$6,452	$5,242	$3,423
Revenue	50,919	43,605	38,704
Adjusted EBITDA Margin Percentage	12.7	12.0	8.8
Pressure Pumping
Adjusted EBITDA	5,795	8,884	5,791
Revenue	49,987	56,702	39,446
Adjusted EBITDA Margin Percentage	11.6	15.7	14.7
Pressure Control
Adjusted EBITDA	4,421	5,602	835
Revenue	31,138	31,965	22,533
Adjusted EBITDA Margin Percentage	14.2	17.5	3.7
Wireline
Adjusted EBITDA	(738)	788	(1,166)
Revenue	18,853	$20,264	12,591
Adjusted EBITDA Margin Percentage	(3.9)	3.9	(9.3)

(1)
Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is net income (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses and equipment standup expense.